Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF STEPHEN HILLS AS DIRECTOR

ARLINGTON, VA (July 25, 2017) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Stephen P. Hills has been appointed to the Board of Directors effective September 12, 2017.

Mr. Hills worked for 28 years at The Washington Post, serving from 2002 to 2015 as President and General Manager.  After leaving The Washington Post at the end of 2015, Mr. Hills joined the Georgetown University Law Center, where he now serves as a professor and the founding director of the Business Law Scholars Program.  Mr. Hills holds degrees from Yale University and Harvard Business School.

“We are pleased that Steve will be joining the AvalonBay Board of Directors,” said Tim Naughton, Chairman of the Board and CEO.  “Steve brings significant experience in leading a well-established organization to successfully embrace technological changes, innovative business development and marketing programs, strategic pricing, cost management, and new digital products.  We look forward to benefitting from his experience as an innovative and effective leader.”

About AvalonBay Communities, Inc.

As of June 30, 2017, the Company owned or held a direct or indirect ownership interest in 286 apartment communities containing 83,123 apartment homes in 10 states and the District of Columbia, of which 23 communities were under development and nine communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com.